CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated March 30, 2023, with respect to the financial statements of Allspring Government Money Market Fund, Allspring Treasury Plus Money Market Fund, and Allspring 100% Treasury Money Market Fund, three of the funds comprising Allspring Funds Trust, as of January 31, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
October 19, 2023